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EXHIBIT 10.8

                           EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated as of the 31st day of December 1994, by and between The Ryland Group, Inc., a Maryland corporation (the "Company"), and
R. Chad Dreier (the "Executive").

                        W  I  T  N  E  S  S  E  T  H:

     The Executive is presently employed by the Company in the capacity of its Chairman of the Board, President and Chief Executive Officer and possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and operations. The Company recognizes that the Executive's contributions have been substantial and meritorious and that the Executive has demonstrated unique qualifications to act in an executive capacity for the Company. The Company is desirous of assuring the continued employment of the Executive and the Executive is desirous of having such assurance.

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years, commencing as of January 1, 1995 (the "Effective Date"); subject, however, to earlier termination as expressly provided herein. The initial three (3) year period of employment automatically shall be extended for one (1) additional year at the end of the initial three (3) year term, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial three (3) year period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew, delivered at least one hundred eighty (180) days prior to the end of such initial period or successive term. In the event such notice of intent not to renew is properly delivered, this Agreement, along with all corresponding rights, duties and covenants, automatically shall expire at the end of the initialperiod or successive term then in progress (except as otherwise provided in Section 6 and 9 hereof).

Regardless of the above, if at any time during the initial period of employment, or successive term, a Change in Control of the Company occurs (as defined in Section 7 hereof), then the term of this Agreement thereafter shall be the longer of: (a) two (2) years beyond the month in which the effective date of such Change in Control occurs; or (b) the term as otherwise provided by this Section 1.

2. POSITION AND RESPONSIBILITIES. During the term of this Agreement, the Executive shall serve as the President and Chief Executive Officer of the Company and, if so elected, as a member of the Company's Board of Directors and Chairman of the Board. In his capacity as President and Chief Executive Officer of the Company, the Executive shall be the Company's highest ranking executive officer and shall have full authority and responsibility, subject to the control of the Board of Directors of the Company, for formulating and administering the plans and policies of the Company. The Executive shall have the same status, privileges and responsibilities normally inherent in such capacities in corporations of similar size and character.

3. PERFORMANCE OF DUTIES. During the term of this Agreement, the Executive agrees to devote substantially his full time, attention and energies to the Company's business and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes or, in a material way, conflicts or interferes with the performance of his duties hereunder.
Subject to Section 9.1 herein, the Executive may serve as a director of other companies so long as such service does not interfere with the per-formance of his duties to the Company.

4. COMPENSATION. As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:


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4.1  BASE SALARY.  The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company, provided that such Base Salary shall not be less than six hundred thousand dollars ($600,000) per year. This Base Salary shall be paid to the Executive in installments throughout the year consistent with the normal payroll practices of the Company. The annual Base Salary shall be reviewed at least annually following the Effective Date of this Agreement to ascertain whether, in the judgment of the Board of Directors, such Base Salary should be increased, based on the performance of the Executive during the year, inflation and other factors deemed appropriate by the Board of Directors. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

4.2 ANNUAL BONUS. In addition to his Base Salary, the Executive shall be eligible to receive an annual cash bonus (the "Bonus") in respect of each fiscal year during the term of this Agreement equal to three-quarters of one percent (0.75%) of the Ordinary Course Pre-Tax Income. For purposes of this Agreement, "Ordinary Course Pre-Tax Income" shall mean the consolidated pre-tax income of the Company and its subsidiaries as reflected in the audited consolidated financial statements of the Company, as adjusted in good faith by the Compensation Committee to eliminate the effect of nonrecurring gains and losses and other items not reflective of the ongoing ordinary course of business operating performance of the Company and its subsidiaries.

The Bonus shall be payable to the Executive in cash within sixty (60) days after the end of each fiscal year during the term of the Agreement, commencing with the fiscal year ending December 31, 1995.

4.3 INCENTIVE PLANS. The Executive shall be eligible to participate in such profit-sharing, stock option, Bonus, incentive and performance award programs as are made available generally to executive officers of the Company, such participation to be on a basis which is commensurate with the Executive's position with the Company (and in any event a level of participation at least as favorable as that provided to executives with junior authority or duties).

4.4 OTHER BENEFITS. The Executive shall be entitled to receive employee benefits, including, without limitation, pension, disability, group life, sickness, accident and health insurance programs and split-dollar life insurance programs, and perquisites as are made available generally to executive officers of the Company, such participation to be on a basis which is commensurate with the Executive's position within the Company (and in any event a level of participation at least as favorable as that provided to executives with junior authority or duties).

4.5 RIGHT TO CHANGE PLANS. By reason of Sections 4.3 and 4.4 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

5. EXPENSES. The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which the xecutive's participation is in the best interest of the Company.

6.   EMPLOYMENT TERMINATIONS.

6.1 TERMINATION DUE TO RETIREMENT OR DEATH. In the event the Executive's employment is terminated while this Agreement is in force by reason of Retirement (as defined under the then established rules of the Company's retirement plans), or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect. Upon the effective date of such termination, the Company's obligation under this Agreement to pay and provide to the Executive the elements of pay described in Sections 4.1, 4.2, 4.3 and 4.4 shall immediately expire, except to the extent that the benefits described in Section 4.4 continue after Retirement under the terms of the benefit plans and programs which apply generally to the Company's executives and except that the Executive shall receive all other rights and benefits that he is vested in pursuant to other plans and programs of the Company. In addition, the Company shall pay to the Executive (or the Executive's beneficiaries, or estate, as applicable), a pro rata share of his Bonus for the fiscal year in which employment termination occurs, based on the results of the Company for such fiscal year. This pro rata Bonus amount shall be determined by multiplying the Bonus which otherwise would apply or such full fiscal year by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of employment termination and the denominator of which is the total number of days in such fiscal year. The pro rata Bonus shall be paid within sixty (60) days of the end of such fiscal year.


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6.2  TERMINATION DUE TO DISABILITY.  In the event that the Executive becomes
Disabled (as defined below) during the term of this Agreement and is, therefore, unable to perform his duties herein for more than one hundred twenty (120) total calendar days during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that the Executive's Disability will exist for more than a period of one hundred twenty
(120) calendar days, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement. However, the Board shall deliver written notice to the Executive of the Company's intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination. A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon such effective date, the Company's obligation to pay and provide to the Executive the elements of pay described in Sections 4.1, 4.2, 4.3 and 4.4 shall immediately expire, except to the extent that the benefits described in
Section 4.4 continue after Disability or Retirement under the terms of the benefit plans and programs which apply generally to the Company's executives and except that the Executive shall receive all rights and benefits that he is vested in pursuant to other plans and programs of the Company. In addition, the Company shall pay to the Executive a pro rata share of his Bonus for the fiscal year in which employment termination occurs, based on the results for such fiscal year, determined as provided in Section 6.1. The pro rata Bonus shall be paid within sixty (60) days of the end of such fiscal year.

The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Section 2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice.It is expressly understood that the Disability of the Executive for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

6.3 VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate this Agreement at any time by giving the Board of Directors of the Company written notice of intent to terminate, delivered at least ninety (90) days prior to the effective date of such termination.Upon the expiration of the ninety (90) day notice period, the termination by the Executive shall become effective. The Company shall pay the Executive his Base Salary, at the rate then in effect as provided in Section 4.1 herein, through the effective date of termination, plus all other benefits to which the Executive has a vested right to at that time (for this purpose, the Executive shall not be paid any Bonus with respect to the fiscal year in which voluntary termination under this
Section 6.3 occurs). The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 9 or 10 hereof.

6.4 INVOLUNTARY TERMINATION BY THE COMPANY WITHOUT CAUSE. The Board may terminate the Executive's employment, as provided under this Agreement, at any time, for reasons other than death, Disability, Retirement, or for Cause (as defined in Section 6.5 hereof), by notifying the Executive in writing of the Company's intent to terminate, at least thirty (30) calendar days prior the effective date of such termination.Upon the expiration of the thirty (30) day notice period the termination by the Company shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in this
Section 6.4 (plus, in the event of termination by the Company during a Change of Control Period, any additional benefits required by Section 7.1 hereof).

Upon a termination of the Executive's employment by the Company pursuant to this Section 6.4 at any time other than during a Change of Control Period, the Company shall pay to the Executive, within thirty (30) days after the effective date of such termination, a lump sum cash payment equal to the greater of: (a) the Base Salary then in effect for the remaining term of this Agreement (assuming no additional extensions of this Agreement's term beyond that in effect as of the effective date of termination); or (b) eighteen (18) full months of his Base Salary in effect as of the effective date of termination, and shall thereafter provide to the Executive a continuation of his health and welfare benefits for a period equal to the greater of such remaining term or eighteen (18) months, as applicable. If for any reason the Company is unable to continue health and welfare benefits as required by the preceding sentence, the Company shall either provide equivalent benefits to the Executive or pay to the Executive a lump sum cash payment equal to the value of the benefits which the Company is unable to provide. Continuation of health benefits under this Section 6.4 will count against, and will not extend, the period during which benefits are required to be continued under COBRA.


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In addition, the Company shall make a prorated payment of the Executive's
Bonus for the fiscal year in which termination occurs, calculated based upon the performance of the Company through the end of the month immediately preceding the effective date of the termination. Payment of the Bonus shall be made in cash, in one lump sum, at the same time payment of Base Salary is made pursuant to this Section 6.4. Further, the Company shall pay the Executive all other benefits to which the Executive has a vested right at the time, according to the provisions of each governing plan or program. The Company and the Executive thereafter shall have no further obligations under this Agreement after the effective date of termination, except as set forth in Sections 7, 9 or 10 hereof.

6.5 TERMINATION FOR CAUSE. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause."

"Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment, and shall be defined as fraud, embezzlement, theft, or other criminal act constituting a felony under U.S. laws, or the failure of the Executive to perform any material covenants under this Agreement, for reasons other than the Executive's death, Disability or Retirement. In the event this Agreement is terminated by the Board for Cause, the Company shall pay the Executive his Base Salary through the effective date of the employment termination and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement, including any right to a Bonus for the fiscal year in which the termination occurs. The Company and the Executive thereafter shall have no further obligations under this Agreement, except as set forth in Sections 9 or 10 hereof.

6.6 TERMINATION FOR GOOD REASON. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in this
Section 6.6 (plus in the event of termination for Good Reason during a Change of Control Period, any additional benefits required by Section 7.1 hereof).

Good Reason shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

(a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities and status (including offices, titles, and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b) Without the Executive's consent, the Company's requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive's current primary residence than is such residence from the Company's current headquarters, except for required travel on the Company's business;

(c) A reduction by the Company in the Executive's Base Salary as in effect on the Effective Date, as provided in Section 4.1 herein, or as the same shall be increased from time to time;

(d) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 11.1 herein.

Upon a termination of the Executive's employment for Good Reason at any time other than during a Change of Control Period, the Executive shall be entitled to receive the same payments and benefits as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 6.4 herein. The payment of Base Salary and pro rata Bonus shall be made to the Executive within thirty (30) calendar days following the effective date of employment termination. Upon a termination for Good Reason during a Change of Control Period the Executive shall be entitled to receive the payments and benefits set forth in Section 7.1 herein in lieu of those set forth in this Section 6.6.

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

6.7 NON-RENEWAL BY COMPANY. Upon any termination of this Agreement as a result of a notice of non-renewal by the Company pursuant to Section 1 hereof, upon the effective date of such termination, the Company shall pay to the Executive a lump sum cash payment equal to twelve (12) full months Base Salary then in effect and shall continue the Executive's health and welfare benefits for twelve (12) full months. If for any reason the Company is unable to continue health and welfare benefits as required by the preceding sentence, the Company shall either provide equivalent benefits to the Executive or pay to the Executive a lump sum cash payment equal to the value of the benefits the Company is unable to provide. Continuation of health benefits under this
Section 6.4 will count against, and will not extend, the period during which benefits are required to be continued under COBRA.In addition, the Company shall pay the Executive's Bonus for the finalyear within sixty (60) days after the effective date of the termination of this Agreement in accordance with the provisions of Section 4.2 hereof.

7.   CHANGE IN CONTROL.

7.1 Employment Terminations in Connection with a Change in Control. In the event of a Qualifying Termination (as defined below) during a Change of Control Period, the Company shall pay to the Executive and provide him with benefits in lieu of the benefits which otherwise would have been payable under this Agreement such that the total benefits payable to the Executive shall be as follows:

(a) A lump sum amount equal to three (3) times the highest rate of the Executive's annualized Base Salary rate in effect at any time up to and including the effective date of termination;

(b) A lump sum amount equal to three (3) times the higher of the Executive's Bonus for the last fiscal year prior to the Change in Control or the average annual Bonus paid to the Executive for the last three (3) fiscal years prior to the Change in Control;

(c) An amount equal to the Executive's unpaid Base Salary and pro rata Bonus through the effective date of termination, determined as provided in Section 6.4; and (d) A continuation of health and welfare benefits for three (3) full years from the effective date of termination. If for any reason the Company is unable to continue health and welfare benefits as required by the preceding sentence, the Company shall either provide equivalent benefits to the Executive or pay to the Executive a lump sum cash payment equal to the value of the benefits which the Company is unable to provide. Continuation of health benefits under this Section 6.4 will count against, and will not extend, the period during which benefits are required to be continued under COBRA. The continuation of these welfare benefits may be discontinued by the Company prior to the end of the three (3) year period in the event the Executive has available substantially similar benefits from a subsequent employer, as determined by the Company's Board of Directors.

For purposes of this Section 7, a Qualifying Termination shall mean any termination of the Executive's employment other than:(1) by the Company for Cause; (2) by reason of death, Disability or Retirement; or (3) by the Executive without Good Reason. Payment of any lump sum amounts pursuant to this Section 7.1 will be made within sixty (60) days after the effective date of the termination of the Executive's Employment

7.2 DEFINITION OF "CHANGE IN CONTROL". A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) Any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934) (other than those Persons in control of the Company as of the Effective Date, and other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing over thirty percent (30%) of the combined voting power of the Company's common stock then outstanding; or

(b) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors (and any new Director, whose election was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(c) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company's assets (except as provided in (iii)); or (iii) a merger, consolidation, share exchange or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, share exchange or reorganization that would result in the owners of common stock having more than fifty percent (50%) of the combined voting power of the common stock of the Company outstanding immediately prior thereto, continuing to have (either by such stock remaining outstanding or by being converted into common stock of another entity or entities), more than fifty percent (50%) of the combined voting power of the common stock which is outstanding immediately after such merger, consolidation, share exchange or reorganization.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

7.3 CHANGE OF CONTROL PERIOD. "Change in Control Period" shall mean the period of time commencing with the date on which the Company becomes aware of the Change in Control or becomes aware of a proposed transaction which reasonably could be expected to result in a change in control and ending on the first to occur of two (2) years after the effective date of the Change in Control or the date on which the proposed transaction no longer is reasonably expected to occur.

7.4 LIMITATION ON CHANGE IN CONTROL BENEFITS. In the event that any of the amounts payable to the Executive by the Company pursuant to the provisions of
Section 7.1 of this Agreement or otherwise would, if made, be nondeductible for Federal income tax purposes under Section 280G of the Internal Revenue Code of 1986, as amended (after application of Section 280G(b)(4)), the amount payable by the Company shall be reduced by the minimum amount necessary to cause the Executive to receive no payments which would be nondeductible by the Company for Federal income tax purposes under Section 280G of the Code. For purposes of determining whether or not payments under Section 7.1 or otherwise would in fact be nondeductible to the Company under Code Section 280G, the following principles and guidelines are agreed to, and, absent contrary mutual agreement, shall be followed: (i) all payments under or in respect of supplemental retirement plans, and stock option, bonus and other incentive compensation plans are intended to represent reasonable compensation for personal services performed by the Executive through the date of termination of the Executive's employment, (ii) if there is an issue as to whether any payments being made to the Executive constitute "parachute payments" under
Section 280G of the Code,and the Company and the Executive cannot agree upon the amount thereof within thirty (30) days after the effective date of the termination of the Executive's employment, the Executive and the Company shall, within forty-five (45) days after the effective date of the termination of Executive's employment, mutually agree upon and appoint a third party arbitrator who shall analyze the issue giving recognition to the foregoing intentions and shall issue a report within thirty (30) days of the appointment stating the arbitrator's best estimate of the amount of "parachute payments" under Code Section 280G, if any, and the report of such arbitrator shall be conclusive and binding on the parties,(iii) the third party arbitrator selected shall be a nationally recognized accounting firm or a management consulting firm specializing in the area of executive compensation, who shall be entitled to engage independent legal counsel for advice with respect to legal matters in connection with the report, (iv) if the parties cannot agree upon a third party arbitrator within the specified forty-five (45) day time period, an arbitrator shall be selected and appointed by the Chief Judge of the United States District Court for the District of Maryland and (v) the costs and expenses of the arbitrator, including counsel's fees, shall be borne by the Company.The Executive and the Company agree that each will in all cases file tax returns on a basis consistent with any conclusions reached with respect to the deductibility of amounts under Code Section 280G, and will defend such position to the extent practicable in the event a contrary position is taken by the Internal Revenue Service. The Executive shall be entitled to reimbursement of counsel fees in connection with any such defense as provided in Section 12.1 hereof.

In the event of any reduction of payments made or to be made to the Executive pursuant to Section 7.1 or otherwise as a result of this Section 7.4, the Executive shall be entitled to select the amount and form of compensation to be reduced or eliminated.

7.5 SUBSEQUENT IMPOSITION OF EXCISE TAX. If, notwithstanding compliance with the provisions of Section 7.4 herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the payments to the Executive is considered to be an "excess parachute payment," subject to the excise tax under Section 4999 of the Code, which was not contemplated to be an "excess parachute payment" at the time of payment (so as to accurately determine whether a limitation should have been applied to the payments to maximize the net benefit to the Executive, as provided in Section 7.4 hereof), the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "Special Tax Rate" shall be the highest effective Federal and state marginal tax rates applicable to the Executive in the year in which the payment contemplated under this Section 7.5 is made.

8. Outplacement Assistance. Following a Qualifying Termination (as defined in Section 7.1 herein) the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the effective date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive's Base Salary as of the effective date of termination.

9.  NONCOMPETITION

9.1 PROHIBITION ON COMPETITION. Without the prior written consent of the Company, during the term of this Agreement, and for twenty-four (24) months following termination of this Agreement by the Company for Cause or expiration or termination of this Agreement as a result of notice of the Executive to the Company pursuant to Section 1 or Section 6.3 hereof (the "Restrictive Period") of this Agreement, the Executive shall not, as a stockholder, partner, employee or an officer, engage directly or indirectly in any business or enterprise which is "in competition" with the Company or its successors or assigns. For purposes of this Agreement, a business or enterprise will be deemed to be "in competition" if it is engaged in any significant business activity of the Company or its subsidiaries within the continental United States.

However, the Executive shall be allowed to purchase and hold for investment less than two percent (2%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

9.2 DISCLOSURE OF INFORMATION. The Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties under this Agreement. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

9.3 COVENANTS REGARDING OTHER EMPLOYEES. During the term of this Agreement, and during the Restrictive Period, the Executive agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.

9.4 SPECIFIC PERFORMANCE. The parties recognize that the Company will have no adequate remedy at law for breach by the Executive of the requirements of this Section 9 and, in the event of such breach, the Company and the Executive hereby agree that, in addition to the right to seek monetary damages, the Company will be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of such requirements.

10. INDEMNIFICATION. The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this agreement, subject to compliance with any applicable requirements and limitations improved by the Company's Articles of Incorporation and By-Laws as in effect on the date hereof and applicable law.


SECTION II.  ASSIGNMENT

11.1 ASSIGNMENT BY COMPANY. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise,acquires all or substantially all of the assets or the business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

Failure of the Company to obtain the agreement of any successor to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled in the event of a termination of employment for Good Reason during a Change in Control Period, as provided in
Section 7 herein.Except as herein provided, this Agreement may not otherwise be assigned by the Company.

11.2 ASSIGNMENT BY EXECUTIVE. The services to be provided by the Executive to the Company hereunder are personal to the Executive, and the Executive's duties may not be assigned by the Executive; provided, however that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

12.  DISPUTE RESOLUTION AND NOTICE.

12.1 Dispute Resolution. Either the Executive or the Company may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration, by providing written notice of such election to the other party hereto, specifying the nature of the dispute to be arbitrated, provided that if the other party objects to the use of arbitration within thirty (30) days of the receipt of such notice, the dispute may only be settled by litigation unless otherwise agreed.

If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location agreed to by the Company and the Executive within fifty (50) miles from the location of the Executive's principal place of employment, in accordance with the rules of the American Arbitration Association/then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive shall be entitled to reimbursement by the Company of all expenses of such litigation or arbitration, including the reasonabl fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, .

12.2 NOTICE. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

13.  MISCELLANEOUS

13.1 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

13.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

13.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.4 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.5 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

13.6 BOARD COMMITTEE. Any action to be taken, or determination to be made, by the Board of Directors under this Agreement may be taken or made by the Compensation Committee or any other Committee authorized by the Board of Directors to act on its behalf.

13.7 GOVERNING LAW. To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.


IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

The Ryland Group, Inc.                            Executive:


By:                                          \s\ R.Chad Dreier
       --------------------                  --------------------
                                             R. Chad Dreier

Attest:--------------------